Exhibit 99.4

HEALTH IN TECH, INC.

EQUITY INCENTIVE PLAN

AMENDED AND RESTATED STOCK OPTION AGREEMENT

Health In Tech, Inc. (the “Company”), pursuant to its Equity Incentive Plan (the “Plan”), hereby grants to the Optionee listed below (“Optionee”), an option to purchase the number of shares of the Company’s Common Stock set forth below, subject to the terms and conditions of the Plan and this Stock Option Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Option Agreement.

I.  NOTICE OF STOCK OPTION GRANT

Optionee:	___________________
Type of Option Date of Stock Option Agreement:	___________________
Date of Grant:
Vesting Date or Schedule:	Appendix A
Exercise Price per Share:	$
Total Number of Options Granted:	Appendix A
Term/Expiration Date:

II.  STOCK OPTION AGREEMENT

1.  Grant of Option. In anticipation of the Company’s initial public offering (the “IPO”), the Company hereby grants to you an Option to purchase the shares of Common Stock (the “Shares”) set forth on Appendix A, at the exercise price per Share set forth on Appendix A (the “Exercise Price”). In the event that the IPO does not occur, the Option and the underlying Shares shall be forfeited. Notwithstanding anything to the contrary anywhere else in this Stock Option Agreement, this grant of an Option is subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Stock Option Agreement, the terms of the Plan shall control.

2.  Vesting. Subject to the limitations contained herein, your Option will vest as provided on Appendix A, provided that you are continuing to provide services as a Service Provider on each vesting date.

3.  Number of Shares And Exercise Price. The number of Shares subject to your Option and/or your Exercise Price per Share referenced on Appendix A and your Grant Notice, respectively, may be adjusted from time to time for various adjustments in the Company’s equity capital structure, as provided in the Plan.

4.  Method of Payment. Payment of the Exercise Price shall be by any of the methods of payment provided for under the Plan.

5.  Whole Shares. You may exercise your Option only for whole shares of Common Stock.

6.  Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other Applicable Laws governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with Applicable Laws or an applicable lock-up provision pursuant to Section 11 of the Plan.

7.  Term. You may not exercise your Option before the commencement of its term on the Date of Grant or after its term expires. Subject to the provisions of the Plan and this Stock Option Agreement, you may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a)  the date on which you cease to be a Service Provider as a result of your termination for “Cause”; provided, that for purposes of this Stock Option Agreement “Cause” shall have the meaning ascribed to it in any written employment agreement between you and the Company, or Subsidiary, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall have the definition give to such term under the Plan;

(b)  two (2) months after the termination of your service for any reason other than your death, disability, or termination for Cause;

(c)  six (6) months after the termination of your service due to your disability;

(d)  six (6) months after the termination of your service due to your death; or

(e)  the Expiration Date specified in the Grant Notice.

Notwithstanding the foregoing, if the exercise of your Option within the applicable time periods set forth in this Section is prevented by reason of securities registration requirements as provided under the Plan, your Option shall not expire before the date that is thirty (30) days after the date that you are notified by the Company that the Option is again exercisable, but in any event no later than the Expiration Date indicated in your Grant Notice; provided, however, that if the Grant Notice designates your Option as an Incentive Stock Option, and if any such extension causes the term of your Option to exceed the maximum term allowable for Incentive Stock Options, your Option shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Non-Qualified Stock Option.

8.  Exercise Procedures. Subject to the other relevant terms and conditions of the Plan and this Stock Option Agreement, you may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents, including any Shareholders Agreement, as the Company may then reasonably require. By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option, or (2) other applicable events.

9.  Limitations on Transfer of Options. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option. Notwithstanding the foregoing, your Option may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon your death or by gift or pursuant to domestic relations orders to any Immediate Family Member as provided under the terms of the Plan.

10.  Option Not an Employment Contract. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Parent or Subsidiary in any capacity.

11.  Notices. Any notices provided for in your Option or the Plan shall be given in writing and shall be deemed given and effective upon the occurrence of (a) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, (b) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service, or (c) delivery in person or by personal courier.

12.  Option Subject Plan Document. The provisions of the Plan are hereby made a part of your Option which is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan, to the extent not inconsistent with the terms of this Stock Option Agreement. Your Option and any Shares received by you as a result of the exercise of your Option are subject to all of the provisions of the Plan including, without limitation, the following provisions found in Section 11 of the Plan:

SHAREHOLDERS AGREEMENT/AWARD RESTRICTIONS. Delivery of Shares issued pursuant to Awards under this Plan together with any rights, securities or additional stock that have been received pursuant to a stock dividend, stock split, reorganization or other transaction that has been received as a result of an Award may be conditioned on the execution by the Holder of a Shareholders Agreement among existing shareholders of the Company, including the terms and conditions under which the shareholders of the Company must comply should such a shareholder propose to sell, pledge or otherwise transfer said Shares or any interest in said Shares to any person or entity. Except as otherwise provided in a Shareholders Agreement, grants of Awards and the issuance of Shares pursuant to Awards under this Plan shall be subject to the following restrictions:

Lock-Up Pursuant to Public Offering. Holders shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act. As a condition of receipt of an Award under this Plan, Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any Public Offering. The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Securities Exchange Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Holder agrees that any transferee of Options or Shares acquired pursuant to an Award shall be bound by this Section.

RIGHT OF FIRST REFUSAL. Delivery of Shares issued pursuant to this Plan together with any rights, securities or additional stock that have been received pursuant to a stock dividend, stock split, reorganization or other transaction that has been received as a result of an Award shall be subject to a right of first refusal by the Company in the event the Holder of such shares proposes to sell, pledge or otherwise transfer said Shares or any interest in said Shares to any person or entity. Any Holder of Shares (or other securities) acquired under the Plan desiring to transfer such Shares or any interest therein shall give written notice to the Company describing the proposed transfer, including the price of shares proposed to be transferred, the proposed transfer price and terms, and the name and address of the proposed transferee. Unless otherwise agreed by the Company and the Holder of such Shares, repurchases by the Company under this Section shall be at the proposed price and terms specified in the notice to the Company. The Company’s rights under this Section shall be freely assignable. If the Company fails to exercise its right of first refusal within thirty (30) days from the date upon which the Company received the Holder’s written notice, the Holder may, within the next ninety (90) days, conclude a transfer of the exact number of Shares covered by said notice on terms not more favorable to the transferee than those described in the notice. Any subsequent proposed transfer by such transferee shall again be subject to the Company’s right of first refusal. If the Company exercises its right of first refusal, the shareholder shall endorse and deliver to the Company the stock certificates representing the Shares being repurchased, and the Company shall promptly pay the shareholder the total repurchase price as set forth in the terms of the agreement. The Holders of Shares being repurchased pursuant to this Section shall cease to have any rights with respect to such shares immediately upon repurchase. No written notice of a proposed transfer shall be required under this Section and no right of first refusal shall exist with respect to transfers by will or the laws of intestate succession. The right of first refusal set forth in this Section shall terminate upon a Public Offering. The Company may assign its repurchase option under this Section to any person selected by the Company including one or more or the shareholders of the Company.

REPURCHASE RIGHTS ON TERMINATION OF SERVICE. The Company shall have the right to purchase all Shares or any vested unexercised Awards held by a Holder which have been obtained pursuant to the Plan, together with any rights, securities or additional stock that has been received pursuant to a stock dividend, stock split, reorganization or other similar transaction that has been received as a result of an Award or Shares acquired pursuant thereto in the event the Service Provider terminates his or her services with the Company, or any Parent or Subsidiary thereof. The price paid for any vested unexercised Award or Shares shall be the Fair Market Value of such Award or Shares as of the date of purchase as determined herein. The Fair Market Value assigned to any Option shall be the Fair Market Value of the Stock as to which it is exercisable reduced by the exercise price. The parties shall first negotiate in good faith to reach an agreement as to the value of the Award or Shares. Absent an agreement within thirty (30) days, the parties shall select one appraiser to determine the value of the Award or Shares. In the event the parties cannot agree as to an appraiser, then each party shall appoint one appraiser and the two appraisers shall jointly determine a third appraiser. In the event the two appraisers cannot determine a third appraiser, such third appraiser shall be appointed by a Judge of the Superior Court of the County of Los Angeles, California. Such appraisers shall make their determination of the fair market value of the Stock, and the average of the two appraisers whose valuations are closest to each other shall control. Any appraiser selected by any party shall be an appraiser experienced in the area of valuing similar stock. The Company and the Holder shall each pay for one-half (50%) of the cost of any such appraisal. If the Company desires to purchase the Shares or Awards held by a Holder as set forth in this Section, then the Company shall provide written notice to such Holder at such Holder’s last known address within one hundred twenty (120) days after the termination of such Holder’s service. The Committee may assign the Company’s repurchase option under this Section to any person selected by the Company including one or more of the shareholders of the Company. The repurchase option set forth in this Section shall terminate upon a Public Offering.

13.  Replacement of Prior Agreements. This Stock Option Agreement and the Plan sets forth the entire understanding of the parties with respect to the subject matter provided for herein, including, the grant of Awards and the terms thereof, and supersedes any and all existing agreements between the parties concerning such subject matter. The Participant hereby waives any and all claims that may exist on the date hereof (including, but not limited to, contingent claims) arising from any oral or written agreement between the parties (including, but not limited to, Award provisions which may appear in an employment agreement) which relate to the grant of or the terms of Awards and all other subject matter provided for herein.

This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

COMPANY

By:

Name:

Title:

Optionee acknowledges and agrees that the vesting of shares pursuant to this Stock Option Agreement is earned only by continuing service with the Company and/or any other specified performance measures (not through the act of being hired, being granted or acquiring shares hereunder). Optionee further acknowledges and agrees that nothing in this Stock Option Agreement, nor in the Plan shall confer upon the Optionee any right to continue in the service of the Company, nor shall it interfere in any way with Optionee’s right or the Company’s right to terminate Optionee’s service at any time, with or without Cause. Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof. Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Additional ISO Language

14.  Tax Status of Option. This Option is intended to be an Incentive Stock Option within the meaning of Code Section 422(b), but the Company does not represent or warrant that this Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Code Section 422, including, but not limited to, holding period requirements.

(a)  Exercise Limitation. Options shall not be treated as Incentive Stock Options to the extent the aggregate Fair Market Value of the shares of Common Stock with respect to which the Optionee may exercise the Option for the first time during any calendar year, when added to the aggregate Fair Market Value of the shares subject to any other options designated as Incentive Stock Options granted to the Optionee under all stock option plans of Company prior to the Date of Option Grant with respect to which such options are exercisable for the first time during the same calendar year, shall exceed One Hundred Thousand Dollars ($100,000), as and only to the extent necessary to comply with the limitations under Code Section 422(d). For purposes of the preceding sentence, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of shares of stock shall be determined as of the time the option with respect to such shares is granted as required under Code Section 422(d).

(b)  Notice of Disqualifying Disposition. The Optionee shall promptly notify the Company if the Optionee disposes of any of the shares acquired pursuant to the Option within one (1) year after the date of the Optionee exercises all or part of the Option or within two (2) years after the Date of Option Grant. Until such time as the Optionee disposes of such shares in a manner consistent with the provisions of this Stock Option Agreement, unless otherwise expressly authorized by the Company, the Optionee shall hold all shares acquired pursuant to the Option in the Optionee’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Option Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The obligation of the Optionee to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

Dated: __________________

Residence Address:

FORM OF
NOTICE OF EXERCISE

Health In Tech, Inc. 701 S. Colorado Ave, Suite 1 Stuart, FL 34994

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock Option that I elect to purchase the number of Shares for the price set forth below.

Type of Option (check one):	Incentive / Non-Qualified

Stock Option dated:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash payment delivered herewith:	$

By this exercise, I agree (i) to execute or provide such additional documents as Health In Tech, Inc. (the “Company”) may reasonably require pursuant to the terms of this Notice of Exercise and the Company’s Equity Incentive Plan (the “Plan”), and (ii) to provide for the payment by me to the Company (in the manner designated by the Company) of the Company’s withholding obligation, if any, relating to the exercise of this Option.

Very truly yours,

Option Holder

APPENDIX A

Total Number of Shares Underlying Option Grant	Vesting Schedule
_______ (IPO-Based)	The shares underlying the option shall vest six (6) months after the Company’s IPO, subject to the Optionee’s continued service with the Company through such vesting date.
_______ (Time-Based)	The shares underlying the option shall vest over three years, with one-third of the shares vesting upon the Company’s IPO and the remaining two-thirds vesting in equal quarterly installments over the remaining two years, subject to the Optionee’s continued service with the Company through each vesting date.
______ (Performance-Based)

One-hundred percent (100%) of the shares underlying the option shall vest upon the Company’s IPO if the following performance goals are/have been achieved: (i) $24 million in revenue, (ii) drive sustainable growth, (iii) public company compliance, (iv) no regulatory issues including with Sarbanes-Oxley Act compliance.

Fifty percent (50%) of the shares underlying the option shall vest upon the Company’s IPO if the following performance goals are/have been achieved: (i) $20 million in revenue, (ii) drive sustainable growth, (iii) public company compliance.

Twenty-five (25%) of the shares underlying the option shall vest upon the Company’s IPO if revenue is below $20 million.

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